Exhibit (a)(5)(i)

Black Pearl Equities, LLC

901 Myrtle Avenue

Brooklyn, New York 11206

Contact: Abraham Schwartz Tel. (212) 235-1367 Email: to@blackpearlequities.com	FOR IMMEDIATE RELEASE May 1, 2026

Black Pearl Equities Announces Termination of Tender Offer

for up to 100% of Outstanding Shares of Selectis Health, Inc.

[Brooklyn, New York] — [May 1, 2026] — Black Pearl Equities, LLC today announced that it has terminated its previously announced tender offer (the "Offer") to purchase 51% to 100% of all outstanding shares of common stock (the "Shares") of Selectis Health, Inc. (the "Company") (OTCQB: GBCS) at a purchase price of $5.05 per Share, in cash.

The Offer was terminated because of the Company’s inability to satisfy certain conditions of the Offer, which conditions were not waived.

No Shares have been accepted for payment, and no consideration has been paid to any tendering stockholder in connection with the Offer. Any Shares tendered pursuant to the Offer will be promptly returned to the tendering stockholders by Equiniti Trust Company, LLC, the depositary for the Offer.

The Purchaser reserves the right, in its sole and absolute discretion, but undertakes no obligation, to commence a new offer with respect to the Company in the future or take such other actions with respect to the Company as the Purchaser may deem appropriate, subject to applicable law.

Additional Information and Where to Find It

The tender offer for the outstanding Shares of the Company referred to in this press release has been terminated. The Tender Offer Statement on Schedule TO, as amended, including the Offer to Purchase, the related Letter of Transmittal, and other related materials filed by the Purchaser with the Securities and Exchange Commission (the "SEC"), as well as the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC, contain important information about the Offer. These materials are available at no charge on the SEC's website at www.sec.gov.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements speak only as of the date they are made, and Black Pearl Equities undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

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Contact:

Abraham Schwartz

President and Chief Executive Officer

Tel. (212) 235-1367

Email: to@blackpearlequities.com